Netwire

Internet-based payments.

Invest

$99.28 minimum investment

DEADLINE: June 30, 2023

in a month

UNIT PRICE

$0.68

TOTAL RAISED

$34,514

VALUATION

$6,800,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCING NETWIRE

Netwire is a payments processing company that leverages the power of the internet along with crypto currency to quickly process payment transactions. The company offers convenient, real-time payments using email or cell phone in any currency including crypto currency.



“Amid the pandemic, there has been a significant change in consumer behavior which has resulted in the higher adoption of contactless transactions....”

Fortune Business Insights

MARKET OPPORTUNITY

The COVID-19 economy is accelerating the shift to the digital economy and away from cash. According to PWC, there were almost 1 trillion global cashless payment transactions in 2020, and this is expected to triple by 2030. Meanwhile, revenue from alternative payment transactions is projected to grow from $78 billion in 2020 to $312 billion over the same time period.

> **“According to a MasterCard corporation survey, 79% of consumers globally are using contactless payments to maintain safety during the pandemic.”**
>
> ---
> *Mastercard*

BUSINESS MODEL

Netwire charges a fee per transaction.

SUCCESS TO DATE

Netwire has developed its bill payment system and started processing transfers from our pilot network. The company has also negotiated an agreement for international payments.

VALUE PROPOSITION

- Convenience
- Using Netwire you can pay using the Mastercard network even if you don’t have a credit card
- Also can provide a one-time use Mastercard number to do a transaction if you don’t want to give out your credit card number

> **“The digital payment market growth is attributed to the increasing smartphone penetration and rising adoption of contactless and real-time payments.”**
>
> ---
> *marketsandmarkets.com*

TEAM



Kelly Navickas

Manager

Prior to her role at Netwire, Kelly Navickas was the Founder and CEO at Carnation Capital, a bootstrapped management consulting firm that grew to over 120 clients in their first year of operation, where clients ranged from idea stage to $1.03B in revenue. Kelly founded Carnation Capital to help underrepresented founders, angel investors, family offices, and emerging fund managers find resources to successfully fundraise and incubate their company or fund. Her primary expertise is in developing tools and systems in scaling organizations, transitioning between startup and enterprise. Kelly was valedictorian of her high school graduating class and is a first-generation graduate from Wellesley College, holding a B.A. in Anthropology with honors.



Imran Baig

Technology

Imran is a freelance software and blockchain engineer with more than twelve years of engineering experience. Prior to his role at Netwire, he was a QA/QC Engineer at ABCD Group. Imran has a Bachelor of Engineering/Mechanical Engineering from Jawaharlal Nehru Technological University and loves researching the latest technologies, gadgets and wearable devices. In his free time, he enjoys reading, learning, traveling and exploring new places.



Steve "Dakota" Happas

Marketing

As the former Chief Marketing Officer of Selove.com, a professional matchmaking services company and the former Director of Marketing at Singlesnet.com, Dakota has more than fifteen years of marketing experience. He is the CEO and Co-Owner of SwingJuice, a lifestyle and apparel brand for golf and baseball fans and CEO and Co-Founder of The Relationship Corp, which provides lead generation for dating sites.

USE OF PROCEEDS

If the offering's maximum amount of $106,999 is raised:

Use	Value	% of Proceeds
Technology	$53,500	50.0%
Marketing	$32,100	30.0%
General and Admin	$16,156	15.1%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Netwire LLC. This offering must raise at least $10,000 by June 30, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Netwire may issue additional securities to raise up to $106,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,157,352 units
× $0.68 per unit

$6,906,999 implied valuation

PITCH DECK

Netwire Pitch Deck

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on August 5, 2022
- Form C/A on October 3, 2022
- Form C/A on December 5, 2022
- Form C/A on January 18, 2023
- Form C/A on March 6, 2023
- Form C/A on April 28, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Apr 28, 2023	•	Filed Form C/A
Mar 6, 2023	•	Filed Form C/A
Jan 18, 2023	•	Filed Form C/A
Dec 5, 2022	•	Filed Form C/A
Oct 3, 2022	•	Filed Form C/A
Aug 5, 2022	•	Primary offering of 157,352 units at $0.68
Aug 5, 2022	•	Filed Form C

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